UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2012

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3929 Westpoint Blvd., Suite G
Winston-Salem, PA 27103
(Address of principal executive offices, with zip code)

(336) 722-5855
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 14, 2012, the Board of Directors of Tengion, Inc. (the “Company”) approved an amendment and restatement of the Company’s Management Severance Plan (the “Severance Plan”).  Under the term of the Severance Plan, in the event (i) any of our executive officers’ employment is terminated by us as a result of job elimination, workforce reduction, reorganization or other reason (other than a termination for “cause”) or (ii) he or she resigns under certain specified conditions including any material adverse change in his or her duties, authority, or responsibilities without his or her agreement, a move of our principal office more than 50 miles from the current office, our failure to pay such executive officer’s salary and other benefits when due (other than pursuant to an across the board reduction in the compensation of all senior management), such executive officer will, subject to his or her signing of a form of general release agreement, be entitled to receive an amount equal to (A) his base salary for 10 months (12 months in the case of the Company’s chief executive officer), (B) the full amount of his annual target bonus (assuming 100% payout threshold) for the year in which his employment terminates, and (C) his annual target bonus (assuming 100% payout threshold) for the year in which his employment terminates prorated through the date of termination.  Each executive officer is also entitled to continuation of his benefits for 12 months in the case of the chief executive officer and 10 months for all other executive officers.  The foregoing severance amounts will be payable, at the election of the Company, in either (x) one lump sum installment or (y) installments in which fifty percent (50%) of the severance payments will be paid in one lump sum and the remaining fifty percent (50%) will be paid in monthly amounts according to the Company’s regular payroll schedule.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits.

10.1  Tengion, Inc. Amended and Restated Management Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: March 20, 2012	By: /s/ A. Brian Davis
Chief Financial Officer and Vice President, Finance

Exhibit Index

Exhibit No.	Description
10.1	Tengion Inc. Amended and Restated Management Severance Plan